UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 27, 2010
Associated Banc-Corp
(Exact name of registrant as specified in its charter)

Wisconsin	0-5519 and 001-31343	39-1098068

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1200 Hansen Road, Green
Bay, Wisconsin	54304

(Address of principal executive	(Zip Code)
offices)
Registrant’s telephone number, including area code: 920-491-7000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 27, 2010, the Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of Associated Banc-Corp (the “Company”) approved modifications to the Company’s executive compensation. The modifications were consistent with the requirements of the Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued by the U.S. Department of the Treasury in June 2009. The Interim Final Rule imposed restrictions on the Company’s compensation of senior executive officers and certain other employees as a participant in the TARP Capital Purchase Program.
The Interim Final Rule prohibited certain components of the Company’s compensation program as it existed in February 2009 applicable to senior executive officers of the Company, including:
•	payment or accrual of annual and long-term incentive compensation;

•	granting of stock options; and

•	separation compensation, including separation benefits under the Company’s general severance policy applicable to all employees and its change of control plan.
Under the Interim Final Rule, the types of compensation available to the Company for compensating the senior executive officers are cash salary, salary paid in shares of Company common stock (as described below) and grants of restricted stock, subject to annual limitations. In connection with the Compensation Committee’s annual January review of executive compensation arrangements of peer financial institutions and market conditions with input from its compensation consultant, the Compensation Committee determined that modifications for 2010 are necessary to achieve the Company’s objective of retaining and motivating the key executives who are leading the Company through the challenging economic cycle and to more closely align the executives’ compensation with the interests of shareholders.
Set forth in the table below are the compensation amounts by category for the Company’s named executive officers who received a modification of base salary and share salary effective February 15, 2010, and a grant of restricted stock on January 27, 2010. Philip B. Flynn, President and Chief Executive Officer, received no modification of his compensation. The Company did not award cash bonuses for 2009 performance to any of its named executive officers, in conformity with the Interim Final Rule.

			Number of Shares of
	Base Salary	Share Salary	Restricted Stock
Joseph B. Selner	$372,600	$423,360	29,790
Executive Vice President and Chief Financial Officer

Mark D. Quinlan	$320,850	$239,940	20,989
Executive Vice President and Chief Information Officer

Mark J. McMullen	$377,775	$282,510	24,712
Executive Vice President and Director, Wealth Management

The share salary shares will be issued under the Company’s 2003 Long-Term Incentive Stock Plan or any successor plan. The number of shares of Company common stock to be paid each pay period will be determined by dividing the amount of share salary to be paid for that pay period, net of applicable tax withholdings, by the reported closing price per share of the Company’s common stock on the Nasdaq Stock Market on the pay date for such pay period. The share salary shares shall be fully vested as of the pay date and shall be subject to restrictions on transfer that lapse as follows: share salary shares paid in the following periods lapse on the first business day of the following respective years: share salary paid during the months of January, February, March and April — the first calendar year following the calendar year in which such shares were paid; share salary paid during the months of May, June, July and August — the second calendar year following the calendar year in which such shares were paid; and share salary paid during the months of September, October, November and December — the third calendar year following the calendar year in which such shares were paid.
The restricted stock will vest in 25% increments on the dates that the Company makes repayments in 25% increments of the aggregate funds received by the Company under the TARP Capital Purchase Program. If the executive’s employment with the Company is terminated for any reason other than as a result of executive’s death or disability or a change in control of the Company, within two years of the date on which an award of restricted stock is granted, the executive shall forfeit such award in accordance with the Interim Final Rule.
A Form of Restricted Stock Grant Agreement, which governs the payment of share salary to these executives, is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Form of Restricted Stock Grant Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Associated Banc-Corp

January 29, 2010	By: Name: Title:	/s/ Brian R. Bodager Brian R. Bodager Chief Administrative Officer, General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description
99.1	Form of Restricted Stock Grant Agreement

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